Exhibit 99.1
BOB EVANS ANNOUNCES THIRD-QUARTER RESULTS
Company reaffirms consolidated operating income outlook for fiscal 2010
Reported fiscal 2010 third-quarter operating income decreases slightly compared to prior year’s adjusted operating income
COLUMBUS, Ohio — Feb. 9, 2010 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced results for the 2010 third fiscal quarter ended Friday, Jan. 22, 2010.
Third-quarter fiscal 2010 commentary
Chairman and Chief Executive Officer Steve Davis said that the Company’s third-quarter results reflect challenging economic conditions and severe weather in certain key markets. “While same-store sales in our restaurant segment were below our expectations, our productivity initiatives more than offset the margin decline related to deleverage from lower sales and resulted in an improved restaurant-segment operating margin,” Davis said. “Our food products team drove double-digit sales increases in comparable pounds sold, but our profitability was below our expectations. This is mostly the result of higher promotional activity designed to increase market share and brand awareness, which had a negative impact on profitability during the quarter. Despite these challenges, our effective cost management gives us the confidence to reaffirm our consolidated operating income outlook for the 2010 fiscal year.”
Third-quarter fiscal 2010 highlights
The Company reported consolidated operating income of $28.4 million in the third quarter of fiscal 2010, compared to a reported operating loss of $46.4 million in the third quarter of fiscal 2009. The 2009 results include the negative pretax impact of $75.3 million in charges, including goodwill impairment and other charges for Mimi’s Café. Excluding these charges, the Company’s third-quarter operating loss of $46.4 million last year would have been operating income of approximately $28.9 million.
The reported third-quarter 2009 results included the impact of the following pretax items:
•	$56.2 million in noncash charges for the impairment of goodwill related to the acquisition of Mimi’s Café
•	$11.8 million in noncash charges for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s Cafe
•	$6.4 million in noncash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants
•	$0.8 million in cash charges for severance payments and retirement costs
•	$0.4 million in noncash charges for unusable spare parts in the food products segment
•	$0.3 million in pretax gains from the sale of restaurant assets
Third-quarter fiscal 2010 consolidated results
Below is a summary of the Company’s consolidated fiscal 2010 third-quarter income statement:
•	Net sales — Net sales were $429.8 million in the third quarter of fiscal 2010, a 3.1 percent decrease compared to $443.8 million in the third quarter of fiscal 2009. This decrease is the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, partly offset by a sales increase in the food products segment.

•	Cost of sales — Cost of sales was $134.2 million, or 31.2 percent of net sales, in the third quarter of fiscal 2010, compared to $139.6 million, or 31.5 percent of net sales, in the third quarter of fiscal 2009. The lower cost of sales is primarily the result of lower commodities costs, mix shifts to higher-margin products and effective supply chain management in the restaurant segment, as well as an 18-percent year-over-year decrease in sow costs, which averaged $40 per hundredweight compared to $49 per hundredweight during last year’s third quarter, in the food products segment.
•	Operating wages — Operating wages were $144.6 million, or 33.7 percent of net sales, in the third quarter of fiscal 2010, compared to $148.0 million, or 33.3 percent of net sales, in the third quarter of fiscal 2009. This increase as a percentage of sales is the result of higher plant labor in the food products segment and minimum wage increases, higher health insurance claims and negative leverage due to same-store sales declines at both restaurant concepts, partly offset by a reduction in labor hours in the restaurant segment.
•	Other operating expenses — Other operating expenses were $68.0 million, or 15.8 percent of net sales, in the third quarter of fiscal 2010, compared to $70.0 million, or 15.8 percent of net sales, in the third quarter of fiscal 2009. Expanded production facilities in the food products segment resulted in higher production supplies, utilities and maintenance expenses, which offset lower utilities, advertising and supplies expenses in the restaurant segment. The third-quarter 2009 results included the negative impact of the aforementioned $0.4 million in noncash charges for unusable spare parts in the food products segment.
•	SG&A — Selling, general and administrative expenses were $33.4 million, or 7.8 percent of net sales, in the third quarter of fiscal 2010, compared to $44.0 million, or 9.9 percent of net sales, in the third quarter of fiscal 2009.

The third-quarter 2009 SG&A expenses included the impact of the following pretax items:
o	$6.4 million in noncash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants

o	$0.8 million in cash charges for severance payments and retirement costs

o	$0.3 million in pretax gains from the sale of restaurant assets
Contributing to the year-over-year improvement was the benefit of converting the food products segment to a more efficient distribution system and life insurance benefits in the restaurant segment.

•	Net interest expense — The Company’s net interest expense was $2.5 million in the third quarter of fiscal 2010 compared to $3.2 million in the third quarter of fiscal 2009. The lower interest expense is primarily the result of lower average outstanding borrowings in the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009. The Company has reduced its total debt by $69.2 million during the first nine months of this fiscal year.

•	Income taxes — The Company’s effective tax rate for the third quarter of fiscal 2010 was 30.6 percent. The income tax provision in the third quarter of fiscal 2009 reflected the impact of the $56.2 million goodwill impairment charge, which was not tax deductible. Excluding the impact of the goodwill impairment charge, the Company estimates its effective tax rate in the third quarter of fiscal 2009 would have been approximately 27 percent.

The effective tax rate in this year’s third quarter was higher than the adjusted rate in the third quarter a year ago due to higher adjusted pre-tax income this year and the impact of federal tax credits. The amount of the Company’s federal tax credits, mainly work-opportunity and FICA tip credits, was similar this year compared to a year ago, but higher pre-tax income resulted in less leverage of the tax credits and, therefore, a higher effective tax rate.

•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.9 million in the third quarter of fiscal 2010 compared to 30.7 million in the third quarter of fiscal 2009. The Company repurchased 550,818 shares in the third quarter this year.
Third-quarter restaurant segment summary
The restaurant segment reported operating income of $24.9 million, or 7.3 percent of net sales, in the third quarter of fiscal 2010, compared to a reported net loss of $50.7 million in the third quarter of fiscal 2009. Impacting the restaurant segment’s 2009 third-quarter results were the following aforementioned pretax items:
•	$56.2 million in noncash charges for the impairment of goodwill related to the acquisition of Mimi’s Café
•	$11.8 million in noncash charges for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s Cafe
•	$6.4 million in noncash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants
•	$0.8 million in cash charges for severance payments and retirement costs
•	$0.3 million in pretax gains from the sale of restaurant assets
Excluding this negative net pretax impact of $74.9 million, the restaurant segment’s third-quarter fiscal 2009 operating loss of $50.7 million would have been operating income of $24.2 million, or 6.7 percent of net sales.
Below is a summary of the restaurant segment’s third-quarter fiscal 2010 income statement:
Net sales — The restaurant segment reported net sales of $343.0 million, a 4.5 percent decrease compared to $359.2 million in the third quarter of fiscal 2009. Same-store sales at Bob Evans Restaurants were down 4.2 percent in the third quarter of fiscal 2010, with average menu prices up 0.9 percent. At Mimi’s Café, same-store sales decreased 8.3 percent for the third quarter of fiscal 2010, with average menu prices up 2.2 percent. See the table below for month-by-month same-store sales results by restaurant concept. The Company opened one new Mimi’s Café in the quarter.
Cost of sales — The restaurant segment’s cost of sales was 24.4 percent of net sales compared to 25.1 percent of net sales in the third quarter of fiscal 2009. This improvement is primarily the result of lower commodities costs, mix shifts to higher-margin products and lower costs resulting from effective supply chain management.
Operating wages — The restaurant segment’s cost of labor was 39.1 percent of net sales compared to 38.7 percent of net sales in the third quarter of fiscal 2009. The increase is due to deleverage from negative same-store sales, minimum wage increases and higher health insurance claims, partly offset by reductions in labor hours at both restaurant concepts.

Other operating expenses — The restaurant segment’s other operating expenses were 18.4 percent of net sales in both the third quarters of fiscal 2010 and fiscal 2009, as deleverage from lower same-store sales offset lower utilities, advertising and supplies expense.
SG&A — The restaurant segment’s selling, general and administrative expenses were 5.4 percent of net sales compared to 7.8 percent of net sales in the third quarter of fiscal 2009. The third-quarter 2009 results include the impact of these aforementioned pretax items:
o	$6.4 million in noncash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants

o	$0.8 million in cash charges for severance payments and retirement costs

o	$0.3 million in pretax gains from the sale of restaurant assets
The fiscal 2010 results reflect life insurance benefits that helped offset the negative impact of deleverage from lower sales.
The table below contains the third-quarter fiscal 2010 same-store sales results for Bob Evans Restaurants and Mimi’s Café.
SAME-STORE SALES

Restaurant Concept	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY 2010	FY 2010
Bob Evans	560	-5.0%	-3.5%	-4.2%	-4.2%	-3.3%
Mimi’s Café	115	-8.1%	-8.9%	-7.7%	-8.3%	-7.2%
COMBINED	675	-5.8%	-5.0%	-5.2%	-5.3%	-4.3%
Third-quarter food products segment summary
Reported operating income for the food products segment was $3.5 million, or 4.0 percent of net sales, in the third quarter of fiscal 2010, compared to $4.3 million, or 5.0 percent of net sales, in the third quarter of fiscal 2009. The third quarter fiscal 2009 results include the negative impact of the aforementioned $0.4 million noncash charge for unusable spare parts.
Below is a summary of the food products segment’s third-quarter fiscal 2010 income statement:
Net sales — The food products segment’s net sales were $86.8 million in the third quarter of fiscal 2010, up 2.6 percent compared to $84.6 million in the third quarter of fiscal 2009. Pounds sold of comparable products increased 20 percent in the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009, driven by new account gains and new authorizations in existing accounts of sausage products and side dishes. Higher levels of promotional discounts provided to retailers reduced the amount of the net sales increase relative to the increase in comparable pounds sold.
Cost of sales — The food products segment’s cost of sales was 58.3 percent of net sales compared to 58.6 percent of net sales in the third quarter of fiscal 2009. The improvement was due to an 18 percent decrease in sow costs, which averaged $40 per hundredweight compared to $49 per hundredweight in the third quarter of fiscal 2009. Partly offsetting this benefit was sales deleverage from increased promotional discounts in the third quarter of fiscal 2010.

Operating wages — The food products segment’s cost of labor was 12.0 percent of net sales compared to 10.6 percent of net sales in the third quarter of fiscal 2009. The increase was due primarily to the sales deleverage impact of significantly higher promotional discounts, additional expenses associated with the expansion of the Company’s Sulphur Springs, Texas facility and overtime labor hours incurred to meet shipment demand for key accounts.
Other operating expenses — The food products segment’s other operating expenses were 5.5 percent of net sales compared to 4.7 percent of net sales in the third quarter of fiscal 2009. This increase was due primarily to the sales deleverage impact of increased promotional discounts and additional expenses associated with the expansion of the Company’s Sulphur Springs, Texas facility. The reported third quarter fiscal 2009 results include the aforementioned $0.4 million noncash charge for unusable spare parts.
SG&A — The food products segment’s selling, general and administrative expenses were 17.3 percent of net sales compared to 18.7 percent of net sales in the third quarter of fiscal 2009. The decrease reflected the lower cost structure associated with a warehouse distribution system in contrast to the Company’s previous direct-store-delivery (or DSD) system.
Fiscal year 2010 outlook
The Company reaffirmed its estimate for reported fiscal 2010 operating income of approximately $110 million to $115 million. The outlook for fiscal 2010 includes the impact of a 53rd week, which the Company estimates will contribute an incremental $31 million in net sales and $5 million in operating income. This outlook also relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings.
Particular assumptions for the Company’s full year include the following:
•	Net sales — A decrease in consolidated year-over-year net sales of 0.5 percent to 1.0 percent. This includes:
o	Bob Evans Restaurants — Overall net sales down about 1.5 percent, with same-store sales in the negative 3.0 to 4.0 percent range. In fiscal 2010, the Company will not build any new Bob Evans restaurants, but has rebuilt two restaurants.

o	Mimi’s Café — Overall net sales down approximately 2.0 percent, with same-store sales in the negative 7.0 to 8.0 percent range. The Company has opened two new Mimi’s Cafes in fiscal 2010.

o	Food products — Overall sales growth of approximately 2.0 to 4.0 percent.
•	Restaurant operating margins — The Company expects restaurant operating margins of approximately 6 to 7 percent. Included in this estimate are the following assumptions:
o	Cost of sales — Continued improvements due to easing commodity costs, positive mix shifts and effective supply chain management.

o	Operating wages — Continued pressure from minimum wage increases, partly offset by continued labor efficiencies.
•	Food products operating margins — The Company expects food products operating margins of approximately 6 to 7 percent. Included in this estimate are average sow costs of approximately $42 to $45 per hundredweight.

•	Depreciation and amortization — Approximately $83 million to $85 million for the 2010 fiscal year.
•	Net interest expense of approximately $10 million to $11 million for fiscal 2010.

•	An effective tax rate of approximately 31 percent for fiscal 2010.

•	A diluted weighted-average share count of approximately 31 million for fiscal 2010.

•	Capital expenditures of about $55 to $60 million for the 2010 fiscal year.
The Company continues to expect substantively lower future capital expenditures for restaurant development in fiscal 2010 at both Bob Evans Restaurants and Mimi’s Café. Specifically, the Company will not build any new Bob Evans Restaurants, but has built two Mimi’s Cafés during fiscal 2010.
“We have demonstrated our commitment to returning capital to shareholders during this fiscal year by increasing our dividend and repurchasing more than 550,000 shares,” Davis said. The Company has authorization to repurchase up to one million total shares during fiscal 2010.
Company to host conference call
The Company will hold its third-quarter conference call at 10 a.m. (ET) on Wednesday, Feb. 10, 2010. The dial-in number is (800) 690-3108, access code 52911888. To access the simultaneous webcast, go to www.bobevans.com/ir. The conference call replay will be available for 48 hours, beginning two hours after the call, at (800) 642-1687, access code: 52911888. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 22, 2010), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 146 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on
Form 10-K for the fiscal year ended April 24, 2009 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:
David D. Poplar
Vice President of Investor Relations
(614) 492-4954
Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Jan. 22, 2010	Jan. 23, 2009	Jan. 22, 2010	Jan. 23, 2009
Net Sales
Restaurant Segment	$343,037	$359,190	$1,048,237	$1,084,563
Food Products Segment	86,786	84,583	235,913	234,952

Total	$429,823	$443,773	$1,284,150	$1,319,515

Operating Income
Restaurant Segment	$24,893	$(50,689)	$61,605	$(13,759)
Food Products Segment	3,500	4,255	16,834	11,127

Total	$28,393	$(46,434)	$78,439	$(2,632)

Net Interest Expense	$2,511	$3,196	$7,788	$9,515

Income Before Income Taxes	$25,882	$(49,630)	$70,651	$(12,147)

Provisions for Income Taxes	$7,915	$1,738	$21,087	$14,073

Net Income	$17,967	$(51,368)	$49,564	$(26,220)

Earnings Per Share
Basic	$0.58	$(1.67)	$1.60	$(0.85)
Diluted	$0.58	$(1.67)	$1.60	$(0.85)

Average Shares Outstanding
Basic	30,843	30,724	30,896	30,758
Diluted	30,936	30,724	30,994	30,758